Exhibit 99.1

Julie Rathbun

Investor Relations/Communications

(206) 829-1500

pr@dendreon.com

Dendreon Corporation Reports Second Quarter 2003

Financial Results & Highlights Recent Company Milestones

Significant achievements include acquisition, financing and key data presentations

Seattle, WA (August 4, 2003) – Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended June 30, 2003 and provided an overview of recent company achievements. Revenues for the second quarter of 2003 were $1.8 million compared to $3.1 million for the quarter ended June 30, 2002. Revenues for the six months ended June 30, 2003 were $3.6 million compared to $6.1 million for the six months ended June 30, 2002. Most of the revenues for the second quarter of 2003 were from Dendreon’s research collaboration with Kirin Brewery Co., Ltd. The decrease in revenue for the quarter ended June 30, 2003 was attributable to the conclusion of a collaborative research contract in January 2003.

The net loss for the quarter ended June 30, 2003 was $8.3 million, or $0.30 per share, compared to a net loss of $6.3 million, or $0.25 per share, for the quarter ended June 30, 2002. The net loss for the six months ended June 30, 2003 was $16.0 million, or $0.59 per share, compared to a net loss of $13.6 million, or $0.54 per share, for the six months ended June 30, 2002. Research and development expenses were $7.5 million for the second quarter of 2003 compared to $7.4 million for the same period in 2002. Research and development expenses were $14.5 million for the six months ended June 30, 2003 compared to $15.8 million for the six months ended June 30, 2002. Cash, cash equivalents and short-term and long-term investments as of June 30, 2003 totaled $68.2 million compared to $46.9 million as of December 31, 2002. The increase in cash reflects the June 2003 financing of $30.7 million

“The company is in a strong financial position. Our recent financing and our July 30, 2003 acquisition of Corvas International has strengthened our cash position to more than $130 million,” said Martin Simonetti, senior vice president of finance and chief financial officer of Dendreon. “We have significant resources to fuel the development of Provenge.”

“The first half of 2003 has been one of the most significant periods of achievement for Dendreon,” said Mitchell H. Gold, M.D., chief executive officer of Dendreon. “We are in the strongest financial position in the history of the company, have a Phase 3 product with proven mechanism of action and a Special Protocol Assessment from the FDA, and have expanded our expertise in oncology to four key therapeutic platforms. This momentum will continue as we work to partner Provenge and to bring our first immunotherapy to market.”

Recent company highlights include:

•	The acquisition on July 30, 2003 of Corvas International in a stock-for-stock transaction valued at $80.3 million. The acquisition provides Dendreon with an enhanced product pipeline that now includes four platforms in oncology: therapeutic vaccines, monoclonal antibodies, small molecules and prodrugs.

•	The presentation of new data from the completed Phase 3 trial, D9901, of Provenge® at the American Society of Clinical Oncology Annual Meeting confirming that the underlying mechanism of action, a T-cell immune response, is consistent with the positive clinical response seen in patients with advanced, metastatic prostate cancer.

•	The presentation of updated results from Dendreon’s ongoing Phase 1 trial of its therapeutic vaccine APC8024 in patients with advanced, metastatic, Her-2 positive breast cancer at the 94th Annual Meeting of the American Association for Cancer Research in Washington, D.C. Results indicated APC8024 is showing continued clinical benefit in 25 percent of patients evaluated. Results were also presented demonstrating that a durable immune response could be boosted by re-treatment with APC8024.

•	The receipt of a binding agreement, known as a Special Protocol Assessment, from the U.S. Food and Drug Administration that allows for Dendreon’s pivotal Phase 3 trial (D9902B) to serve as basis for a Biologics License Application for Provenge® for the treatment of androgen independent prostate cancer.

•	The raising of $30.7 million through the sale of Dendreon common stock.

•	The addition of Dendreon Corporation to the Russell 3000® and Russell 2000® stock indexes on July 1, 2003. The indexes are widely used as benchmarks for investment strategies.

•	The presentation of preliminary results from a Phase 2 trial, P-16, indicating that a combination therapy of Provenge® and Bevacizumab (Avastin™) has demonstrated evidence of increasing PSA doubling time in men with androgen dependent prostate cancer. The results of the National Cancer Institute-sponsored trial from the University of California, San Francisco were presented at the American Society of Clinical Oncology 2003 Annual Meeting.

•	The presentation of data relating to a new antigen engineering method, alternative reading frame technology, allowing for the selection of specific genes as a target for cancer immunotherapy. In preclinical animal testing to date, this approach has provided up to 100 percent protection from developing cancer. The proprietary alternative reading frame (ARF) technology uses, as a target for cancer vaccines, abnormal peptides produced by cells as they translate genes into proteins.

Dendreon Corporation is a biotechnology company developing targeted therapies for cancer. The company’s lead investigational product candidate, Provenge, is a cancer immunotherapy undergoing a pivotal Phase 3 clinical trial for the potential treatment of androgen independent prostate cancer. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody, small molecule and prodrug product candidates. Dendreon has research and development alliances with industry leaders Genentech, Inc., Kirin Brewery Co., Ltd., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements, particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such a difference include risks and uncertainties, inherent in an acquisition transaction, including those relating to the inability to achieve planned synergies or execute integration plans and establish management and organizational structure. Other risk factors include the risk that the safety and/or efficacy results of a clinical trial for Provenge will not support an application for a biologics license; the risk that the FDA will not be satisfied with the data we provide for Provenge or approve a product for which a biologics license has been applied; the risk that the results of a clinical trial for Provenge or other product may not be indicative of results obtained in a later clinical trial; risks that we may lack the financial resources and access to capital to fund required clinical trials for Provenge; the failure by Dendreon to secure and maintain relationships with collaborators, including a collaborator for the development and commercialization of Provenge; risks associated with completing Dendreon’s clinical trials; reliance on key employees, especially senior management; risks related to Dendreon’s limited operating history; dependence on the efforts of third parties; and dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations, are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.

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DENDREON CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Total revenue	$1,823	$3,114	$3,599	$6,142
Operating expenses:
Research and development	7,547	7,421	14,487	15,797
General and administrative	2,462	2,127	5,033	4,444
Marketing	154	217	240	478

Total operating expenses	10,163	9,765	19,760	20,719

Loss from operations	(8,340)	(6,651)	(16,161)	(14,577)

Interest income	164	483	379	1,115
Interest expense	(84)	(82)	(185)	(171)

Interest income, net	80	401	194	944

Net loss	$(8,260)	$(6,250)	$(15,967)	$(13,633)

Basic and diluted net loss per share	$(0.30)	$(0.25)	$(0.59)	$(0.54)

Shares used in computation of basic and diluted net loss per share	27,682	25,111	27,206	25,047

DENDREON CORPORATION

BALANCE SHEET DATA

(In thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
Cash and cash equivalents	$9,555	$11,263
Short-term investments	58,596	35,614
Long-term investments	—	8,102
Total assets	76,396	63,724
Total stockholders’ equity	59,990	44,743